Exhibit 10.02(a)

AMENDMENT

TO THE

KP SPORTS 2000 STOCK OPTION PLAN

WHEREAS, the Board of Directors of KP Sports, Inc. (the “Corporation”) has adopted and the stockholders of the Corporation have approved the KP Sports, Inc. Stock Option Plan;

WHEREAS, the Corporation desires to amend the Plan to permit the grant of restricted shares of Class A common stock of the Corporation;

WHEREAS, Section 11 of the Plan permits the Board to amend the Plan; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

                Effective February 2, 2005, the Plan is hereby amended as follows:

1.                             Section 1 is hereby amended by the addition of the following two sentences at the end of the section:

                                “Effective February 2, 2005, the Plan also permits the grant of restricted stock.  For the purpose of the Plan, the term “Award” shall also include restricted stock.

2.                             A new section 25 entitled “Restricted Stock” is hereby added to read as follows:

25.                           RESTRICTED STOCK

(a)                           Grant of Restricted Stock.

The Committee may from time to time grant to eligible participants shares of Common Stock that are subject to restrictions and to a risk of forfeiture (referred to as “restricted stock”).  Restricted stock shall be subject to such restrictions, conditions and other terms as the Committee may determine.

(b)                           Restrictions.

At the time an award of restricted stock is made, the Committee shall establish a restriction period applicable to such restricted stock.  Each Award of restricted stock may be subject to a different restriction period.  The Committee may, in its sole discretion, at the time a grant of restricted stock is made, prescribe conditions that must be satisfied prior to the expiration of the restriction period, including the satisfaction of corporate or individual performance objectives or continued Service, in order that all or any portion of the restricted stock shall vest.  The Committee also may, in its sole discretion, shorten or terminate the restriction period or waive any of the conditions applicable to all or a portion of the restricted stock.  The restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other conditions prescribed by the Committee with respect to such restricted stock.

(c)                           Restricted Stock Certificates.

The Corporation shall issue, in the name of each eligible participant to whom restricted stock has been granted, stock certificates representing the total number of shares of restricted stock granted to the grantee, as soon as reasonably practicable after the grant date.  The Board may provide in an Award that either (i) the Secretary of the Corporation shall hold such certificates for the grantee’s benefit until such time as the restricted stock is forfeited to the Corporation, or the restrictions lapse, or (ii) such certificates shall be delivered to the grantee, provided, however, that such certificates shall bear a legend or legends that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Grant Agreement.  The Corporation may also use the book-entry method of share recordation in lieu of issuing share certificates.

(d)                           Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Grant Agreement, holders of restricted stock shall have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock.  The Committee may provide that any dividends paid on restricted stock must be reinvested in shares of stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such restricted stock.  All distributions, if any, received by a grantee with respect to restricted stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

(e)                           Termination of Employment.

Unless otherwise provided by the Committee in the applicable Grant Agreement, upon the termination of a grantee’s employment with the Corporation (including if a non-employee director of the Corporation shall cease to be a director), any shares of restricted stock held by such grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.  Upon forfeiture of restricted stock, the grantee shall have no further rights with respect to such Award, including but not limited to any right to vote restricted stock or any right to receive dividends with respect to shares of restricted stock.

(f)                            Purchase and Delivery of Stock.

The grantee shall be required to purchase the restricted stock from the Corporation at a purchase price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such restricted stock or (ii) the purchase price, if any, specified in the Grant Agreement relating to such restricted stock.  The purchase price shall be payable by cash or cash equivalents or, in the discretion of the Committee, in consideration for past services rendered to the Corporation.  Upon the expiration or termination of the restriction period and the satisfaction of any other conditions prescribed by the Committee, having properly paid the purchase price, the restrictions applicable to shares of restricted stock shall lapse, and, unless otherwise provided in the Grant Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the grantee or the grantee’s beneficiary or estate, as the case may be.

In all respects not amended, the Plan is confirmed and ratified.

                This Amendment to the Plan was duly approved by the Board of Directors of the Corporation on the 2 day of February, 2005.

/s/ J. Scott Plank
J. Scott Plank, Secretary
KP Sports, Inc.